Exhibit 10
BOB EVANS FARMS, INC. COMPENSATION PROGRAM FOR DIRECTORS
Adopted and Effective May 8, 2006 and Amended November 10, 2006
Employee Directors’ Retainer
All members of the Board of Directors (the “Board”) of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), who are employed by the Company or one of its subsidiaries (“Employee Directors”) shall be paid a cash retainer of $1,200 per month ($14,400 annually). The cash retainer shall be paid on or before the first of each month.
Non-Employee Directors’ Retainer
All directors of the Company who are not employed by the Company or one of its subsidiaries (“Non-Employee Directors”) shall be paid a cash retainer of $2,000 per month ($24,000 annually). The cash retainer shall be paid on or before the first of each month.
Each Non-Employee Director shall also receive 2,500 restricted shares of the Company’s common stock each year. These shares shall be awarded as soon as practicable following each annual meeting of stockholders to the Non-Employee Directors belonging to the class of directors elected at such meeting as well as the incumbent Non-Employee Directors belonging to the classes of directors not standing for reelection at the annual meeting. If a new Non-Employee Director is elected by the directors to fill a vacancy on the Board, the Company will award the Non-Employee Director a full equity award of 2,500 restricted shares as soon as practicable following the beginning of his or her Board service. Non-Employee Directors cannot sell or otherwise transfer these shares for a period of one-year after the shares are issued. These shares shall be awarded out of and in accordance with the Company’s 2006 Equity and Cash Incentive Plan.
Lead Independent Director
The Lead Independent Director shall be paid a cash retainer of $1,250 per month ($15,000 annually) in addition to the Non-Employee Directors’ retainer described above and any other compensation to which the Lead Independent Director may be entitled under this Director Compensation Program. The Lead Independent Director’s retainer shall be paid on or before the first of each month.
Non-Employee Directors’ Board Meeting Fee
Each Non-Employee Director will be paid $1,500 per Board meeting attended. All Board meeting fees shall be paid on or before the first day of the month following the Board meeting.
Non-Employee Directors’ Committee Fees
Each fiscal year, each Non-Employee Director is expected to attend approximately five regularly scheduled meetings of the committees of the Board on which he or she serves. Committees of the Board shall meet as the business requires.
The following table shows the fees to be paid to Non-Employee Directors for each meeting of a committee of the Board attended:

Board Committee	Committee Member Fee	Committee Chairperson Fee

Audit Committee	$1,750	$3,000

Compensation Committee	$1,500	$2,500

Nominating and Corporate Governance Committee	$1,000	$1,500
All meeting fees shall be paid on or before the first day of the month following the committee meeting.

Special Assignments and Projects
Non-Employee Directors who undertake special projects and assignments at the request of the Chairman of the Board or the Lead Independent Director shall be compensated on a per diem basis at a rate of $1,000 plus expenses.
Non-Employee Directors’ Benefits
The Company shall maintain a $50,000 life insurance policy for each Non-Employee Director.
Group healthcare is provided at employee cost levels in accordance with the Company’s group healthcare plan.
Non-Employee Directors are entitled to seek reimbursement for out of pocket expenses associated with travel to and from meetings of the Board and its committees.
Director Retirement
Mandatory Retirement: A director may not stand for reelection to the Board after his or her 70th birthday.
Early Retirement: A director may retire with 10 years of service after attaining age 55.
Term and Effect
This Compensation Program for Directors will be reviewed periodically by the Compensation Committee of the Board. The Compensation Committee shall recommend any changes it deems necessary to the Board. The Board may modify or terminate this Compensation Program for Directors in its discretion at any time. This Compensation Program for Directors is effective as of November 10, 2006 and supersedes all previous director compensation plans of the Company.